EXHIBIT 11

                                MAXXAM INC.

                         COMPUTATION OF NET INCOME
                   PER COMMON AND COMMON EQUIVALENT SHARE
        (IN MILLIONS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                      Three Months Ended
                                                          March 31,
                                                 ---------------------------
                                                      1997          1996
                                                 ------------- -------------
Weighted average common and common equivalent
     shares outstanding during each period           9,326,330     9,376,703
Common equivalent shares attributable to stock
     options and convertible securities                101,780        98,369
                                                 ------------- -------------
     Total common and common equivalent shares       9,428,110     9,475,072
                                                 ============= =============

Net income                                       $          .7 $         5.8
                                                 ============= =============

Net income per common and common equivalent
     share                                       $         .07 $         .61
                                                 ============= =============
